Evercore Asset Management, LLC

CODE OF ETHICS

Adopted: February 1, 2006

Last Amended: August 2010

Table Of Contents

Section
I.	Introduction
II.	Guiding Principles & Standards of Conduct
III.	Material, Non-Public Information & Insider Trading Rules
IV.	Access to Confidential Information
V.	Watch/Restricted List
VI.	Personal Security Transactions – All Employees
VII.	Political and Charitable Contributions and Public Office
VIII.	Additional Policies of Conduct

-	Serving as Officers, Trustees, and/or Directors of Outside Organizations
-	Loans
-	Dealings with Government and Industry Regulators
-	Improper Use of Evercore Property
-	Protection of Evercore’s Name
-	Employee Involvement in Litigations or Proceedings
-	Gifts and Entertainment
-	Disclosure and Record Keeping
-	Responsibility

ATTACHMENTS

A.           Personal Trading Pre-Clearance Form
B.           Private Placement Request and Reporting Form
C.           Sample Brokerage Statement Request Letter
D.           Request for Approval of Outside Activity Form
E.           Gift Report
F.           Political Contribution Pre-Clearance Form

SECTION I
Introduction

KEY TERMS

➢	“Access Person” refers to all Employees other than those who have been designated Non-Access Covered Persons by the CCO.

➢
“Non-Access Covered Persons” are Supervised Persons of EAM (including for these purposes officers and/or directors of any EAM affiliates) who: (A) do not have actual access to investment or portfolio information or participate in the recommendation process; (B) would not be considered to be an Access Person but for the presumption in Rule 204a-1(e)(1)(ii) under the Advisers Act; (C) do not otherwise have access to non-public information with respect to client holdings or transactions or EAM securities recommendations; and (D) are not otherwise involved in the recommendation process.  In these circumstances, the CCO may designate such person as a “Non-Access Covered Person” for purposes of this Code of Ethics.  Non-Access Covered Persons must, prior to being so designated and at least once per calendar year thereafter certify to the CCO, in writing, as to the relevant facts and circumstances that may form the basis for such a determination.

➢
“Supervised Person” of EAM means any partner, officer, director (or other persons occupying a similar status or performing similar functions), employee, or any other person who provides investment advice on behalf of EAM and is subject to EAM’s supervision and control.

➢
Evercore Partners, Inc. is the parent company of, among other entities:  Evercore Advisors, Inc., Evercore Advisors, LLC, Evercore Venture Advisors, LLC, Evercore Asset Management, LLC, Evercore Financial Advisors LLC, Evercore Restructuring LLC, Evercore Wealth Management, LLC, and Evercore Group Inc.  Evercore Partners, Inc., together with all of its affiliated Business Entities and employees of such entities, is referred to as “EPI” or “Evercore” interchangeably.

➢
Evercore Advisors, Inc., Evercore Advisors, LLC, Evercore Venture Advisors, LLC, and Evercore Wealth Management, LLC are affiliated investment advisers and are collectively referred to as the “Evercore Advisors.”

➢	Evercore Asset Management, LLC is an SEC-registered investment adviser and is referred to as “EAM.”

➢	“Business Entity” or “Business Entities” refer to any entity that is under the control of Evercore Partners, Inc.

➢	“Employees” refers to all Supervised Persons of EAM, but does not include any person whom the CCO has determined to be a Non-Access Covered Person subject to these Procedures.

➢	“CCO” refers to Margot Nones, the Chief Compliance Officer of EAM.

➢	“Client” refers to any account for which EAM provides investment advisory services.

➢
“Federal Securities Laws” refers to the Securities Act of 1933 Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

➢	“Beneficial Ownership” – Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities.

NOTE:  This definition includes, but is not limited to, an Employee’s immediate family members sharing the same household. Beneficial ownership is implied with regard to personal or private transactions described in Section VI.

➢
Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires registered investment advisers to establish, maintain, and enforce a written code of ethics with specific regulatory issues addressed.  Each of these issues is addressed in this Code of Ethics (“Code”).

The Definitions section of the EAM Regulatory Compliance Manual is incorporated herein by reference.  Nevertheless, the definitions provided immediately above shall, for purposes of this Code of Ethics, supersede any definitions for like terms provided in the EAM Regulatory Compliance Manual.

ISSUE

The Code of Ethics is applicable to all Supervised Persons and has been adopted in order to establish rules of conduct for persons associated with EAM.

The Code of Ethics is predicated on the principle that EAM owes a fiduciary duty to its Clients.1   Accordingly, Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.  At all times, EAM Employees shall:

Place Clients’ interests ahead of EAM’s – As a fiduciary, EAM will serve in its Client’s best interests. Employees may not benefit at the expense of EAM’s Clients.  This concept is particularly relevant when Employees are making personal investments in securities trades by EAM’s Clients.

Engage in personal investing that is in full compliance with EAM’s Code of Ethics – Employees must review and abide by EAM’s personal securities transaction and insider trading policies.

Avoid taking advantage of their position – Employees must not accept investment opportunities, gifts, or other gratuities either from individuals seeking to conduct business with EAM or any of its affiliates, or on behalf of a Client, unless such acceptance is in compliance with the gift policy discussed below.

Maintain compliance with applicable Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

Any questions with respect to EAM’s Code of Ethics should be directed to the CCO.  As discussed in greater detail below, Employees must promptly report any violations of the Code of Ethics to the CCO.  All reported Code of Ethics violations will be treated as having been made on an anonymous basis.  EAM will not tolerate retaliatory actions taken against individuals who report breaches of this Code of Ethics.  Punishment for such actions will be determined up to and including termination.

RISKS

In developing this policy and procedures, EAM considered the material risks associated with not following a Code of Ethics.  These risks include:

➢
Access Persons may engage in various personal trading practices that wrongly make use of any non-public information, including, but not limited to, insider information resulting in harm to Clients or unjust enrichment to themselves or other Access Persons.  (These practices include, for example, trading ahead of Clients, i.e., Front-Running and passing on non-public information to spouses and other persons over whose accounts the Access Persons have control.)

➢	Access Persons are able to cherry pick Clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

➢	Employees may take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with EAM.

➢	The personal trading of securities by Employees may not comply with certain provisions of Rule 204A-1 under the Advisers Act.

➢	Access Persons may not be aware of what constitutes material, non-public information.

➢	Access Persons may not be aware of what constitutes insider information.

EAM has established the following policy and procedures in an attempt to mitigate these risks.

1 SEC v. Capital Gains Research, Inc., 375 U.S. at 191-192 (1963).

SECTION II
Guiding Principles & Standards of Conduct

The following set of principles frame the professional and ethical conduct that EAM expects from its Employees.  Each Supervised Person shall:

➢
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, Clients, prospective Clients, employers, Employees, colleagues in the investment profession, and other participants in the capital markets;

➢	Place the integrity of the investment profession, the interests of Clients, and the interests of EAM above one’s own personal interests;

➢	Adhere to the fundamental standard that he or she should not take inappropriate advantage of his or her position;

➢	Avoid any actual or potential conflict of interest;

➢	Conduct all personal securities transactions in a manner consistent with this policy;

➢
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

➢	Practice, and encourage others to practice, in a professional and ethical manner that will reflect favorably on the Employee and the profession;

➢	Promote the integrity of and uphold the rules governing the capital markets;

➢	Maintain and improve his or her professional competence and strive to maintain and improve the competence of other investment professionals;

➢	Comply with applicable provisions of the Federal Securities Laws and other applicable rules and regulations.

Conducting EAM’s business in an ethical manner is the obligation of all employees.  By fulfilling this obligation, employees not only protect the reputation and image of EAM and our parent company, but also honor our responsibility to clients and maintain public trust.  To this end, we have implemented the Evercore Partners Values Line (“EPVL”) as part of a commitment to strengthen the commitment to EAM’s compliance program.

The EPVL is a 24-hour telephone service line available to all employees for reporting potentially illegal or unethical matters observed, discovered or experienced in the workplace.  This resource is operated by a third party to ensure confidentiality.  The EPVL is not meant to replace ongoing communications between employees and managers, but it does provide employees an anonymous alternative.

Evercore Partners Values Line is available at 1-888-475-8376.

SECTION III
 Material, Non-Public Information and Insider Trading Rules

Material, Non-Public Information

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser.  In accordance with Section 204A, EAM has instituted procedures to prevent the misuse of material, non-public information.

Does the Information Relate to a Public Company or Market?

Supervised Persons that have received non-public information should first determine whether the information pertains to or implicates a public company or public securities market.  Please note that the misuse of material, non-public information applies to all types of securities including equity, debt, commercial paper, government securities, and options.

If any uncertainty exists as to whether the communication involves a public company or a public securities market, the matter should be discussed with the CCO, and confirmation from the CCO that a public company or public securities market is not implicated should be documented.

What Information is Material?

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities.  Any information that might reasonably be expected to affect a company’s stock price, whether it is positive or negative, should be considered material.  Material information does not have to relate directly to a company’s business.  For example, material information about the contents of an upcoming newspaper column may affect the price of a security and therefore be considered material.

In some cases, information will be material not only to the company from which it was received (i.e., a private company), but also to a competitor, supplier, or customer that has publicly-traded securities.  At the same time, other EPI Business Entities may have, or contemplate acquiring, a position in a public company to which the confidential information pertains.  For example, a private equity fund managed by an Evercore Adviser may receive material, non-public information about a public company in connection with a possible acquisition or other transaction, and EAM may hold common stock of that public company.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies.

Individuals may be held liable for trading on non-public information that is material.  Advance knowledge of the following types of information could be regarded as material (this list is illustrative and not intended to be exhaustive):

•	Dividend or earnings announcements
•	Write-downs or write-offs of assets
•	Additions to reserves for bad debts or contingent liabilities
•	Expansion or curtailment of company or major division operations
•	Merger or joint venture announcements
•	New product or service announcements
•	Discovery or research developments
•	Criminal, civil, and government investigations and indictments
•	Pending labor disputes
•	Debt service or liquidity problems
•	Bankruptcy or insolvency problems
•	Tender offers, stock repurchase plans, etc.
•	Recapitalization

What Information is Non-Public?

Information is deemed to be non-public until the information has been disclosed broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully.

Non-public information does not change to public information solely by selective dissemination.  Therefore, the distribution of non-public information must occur through commonly recognized channels for the classification to change.

Federal Law and the EAM’s Policy on Insider Trading

Generally, federal law prohibits a person, in breach of a duty or other relationship of trust and confidence owed by that person, from knowingly or recklessly:

•	Trading on the basis of material, non-public information;

•	Tipping such information to others;

•	Recommending the purchase or sale of securities on the basis of such information; or

•	Providing substantial assistance to someone who is engaged in any of the above activities.

Federal law also prohibits a person from trading while in possession of material, non-public information relating to a tender offer whether or not there has been a breach of any duty.  It is our policy that all of our employees must comply with the Federal Securities Laws.

For the avoidance of doubt, it is the EAM’s policy that any Supervised Person who has knowledge of material, non-public information relating to any issuer of securities may not, directly or indirectly, buy or sell securities of such issuer, or engage in any other action to take advantage of that information, or convey that information to others other than in compliance with this Code of Ethics.

Trading or recommending a trade on the basis of, or tipping others as to, material, non-public information, regardless of whether the issuer is on the Restricted List, may violate Federal Securities Laws and is a violation of the Code of Ethics.

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits, and jail sentences.  Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Selective Disclosure

Employees must never disclose proposed and/or pending trades to any Client or other individual or entity outside of EAM.  The inclusion of information regarding Clients’ portfolio holdings in marketing materials and EAM’s website is subject to the CCO’s approval in accordance with EAM’s Marketing & Advertising policy and procedures.

Research Providers

EAM may utilize certain third parties and/or individuals for research specific to certain industries, issuers, and world markets.  EAM must pay particular attention to the type of information conveyed by such sources.  In the event EAM personnel suspect the receipt of material, non-public information, they must inform the CCO of the information to determine the appropriate course of action.

Procedures to Follow if a Supervised Person Believes that He/She Possesses Material, Non-Public Information

Supervised Persons who have questions as to whether they are in possession of material, non-public information must inform the CCO as soon as possible.  The CCO will then conduct research to determine whether or not the information should be classified as material, non-public information.

In order to avoid insider trading, Supervised Persons:

•	Shall not trade the securities of any company in which they possess material, non-public information about the company;

•	Shall not engage in securities transactions of any company, except in accordance with EAM’s Personal Security Transactions policy and the securities laws;

•	Shall submit personal security trading reports in accordance with the Personal Security Transactions policy; and

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position

SECTION IV
Access to Confidential Information

The following are procedures designed to control the access to, and distribution of, confidential information and documents containing such information:

•
Documents containing confidential information should be marked “confidential” to the extent practicable, or otherwise strictly maintained in locked file cabinets, drawers, offices, or areas to which employees of other Business Entities do not have routine access, and never left where they could be inadvertently viewed by an unauthorized person.

•
Employees who have access to the Watch/Restricted List should exercise particular care in maintaining the document.  The Watch/Restricted List should never be subject to public access.  For more details, see the Watch/Restricted List section below.

•	Employees should avoid making unnecessary copies of documents containing confidential information.

•
Employees should not discuss material, non-public information or other confidential information in places where conversations may be overheard by unauthorized persons, such as the elevator or lobby.  Confidential information also should not be discussed in public areas outside the firm, such as taxicabs, airplanes, elevators, and restaurants.

•
Confidential information is especially vulnerable if communicated through an email transmission.  Thus, Employees should be particularly careful when sending confidential information via email messages and other forms of electronic communications.

•	Employees will follow the procedures outlined in the Privacy section of the Compliance Manual with regard to any electronic documents and communications.

SECTION V
Watch/Restricted List

To ensure compliance with the Federal Securities Laws and to prevent the appearance of impropriety in connection with securities transactions, the CCO will maintain a confidential list with names of issuers known as the Watch/Restricted List (the “List”).  The List shall include two categories of issuers.  The first category, which will be identified as Firm Restrictions, will include all issuers for which any employee of EAM has material, non-public information.  The second category, which will be identified as Personal Trading Restrictions, will include all securities holdings included in EAM Client accounts as well as all issuers on the Firm Restrictions category of the List.

Absent prior approval from the CCO, EAM shall be prohibited from trading, on behalf of Client accounts, in securities of any issuer appearing on the Firm Restrictions category of the List.

Absent prior approval from the CCO, EAM Employees shall be prohibited from trading personally in securities of any issuer appearing on the Personal Trading Restrictions category of the List.

The List is designed to restrict personal trading or other activity in the issuer’s securities to avoid any appearance of inappropriate trading by Employees, such as front-running or trading on the basis of material, non-public information.

The CCO may, from time to time, allow for certain exceptions to these prohibitions including the following situations.

Limited Exceptions

As it pertains to securities that will be included on the List as of the date this policy is adopted, any such securities that Employees own prior to the adoption date of this Code of Ethics may continue to be held in such Employees’ accounts after the adoption of this policy.  However, after the adoption date of this policy, such securities are subject to this Code of Ethics and therefore may not be sold so long as they remain on the List.  No additional purchases of securities on the List will be allowed.

Maintenance of the Watch/Restricted List

The effectiveness of the List as a monitoring and preventive device depends on the receipt of up-to-date information regarding transactional activities or other developments.  Accordingly, Employees that have information that causes them to believe that an issuer should be added to the List should promptly consult with the CCO.  This includes securities that are actively being considered for investment by the Investment Team.

Adding and Removing Securities to the Watch/Restricted List

To add or remove an issuer to or from the List, the Employee that has the information shall promptly inform the CCO by email.  The email should include a request that the issuer in question be added to or removed from the List and an explanation regarding the reason for the request.

Access to the Watch/Restricted List

The fact that an issuer’s securities are on the List is highly confidential and should not be disclosed by Employees with such knowledge to any person outside of EAM.  Such information should be treated as inside information and handled accordingly.  Disclosure also should not be made to other EAM Employees except on a strict need-to-know basis and in compliance with this policy.  If anyone inquires as to whether or not a security is on the List, or is otherwise informally restricted, Employees shall respond that firm policy prohibits any comment, and should inform the CCO of such inquiry.

The CCO and the Operations Manager are the only persons within EAM that shall have access to the List.

After receiving notification to amend the List, the CCO will add or remove the security to or from the List and inform all authorized recipients via email of the change.  On a weekly basis the complete List will be distributed to the authorized recipients.

On a monthly basis, the List and the status of each issuer that is included on the List (i.e., have the securities been purchased, held, and/or sold) will be reviewed by the CCO and CEO to ensure its accuracy.  If necessary, the CCO shall make any required amendments to the List following such review.

SECTION VI
Personal Security Transactions

Employees may not purchase or sell any security in which the Employee has, or would as a result acquire, a beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the policies that apply to them as set forth below.  The EAM personal trading policy specifically does not permit the purchase of individual stocks (reportable securities). You may continue to hold securities that you purchased prior to your employment at EAM.  You may sell those securities whenever you want as long as they are not on the Watch/Restricted List.  Employees are also permitted to invest in private placements or other limited offerings.

Pre-Clearance Procedures

Employees must have written approval for all personal transactions in reportable securities prior to completing the transactions.  Employees shall complete EAM’s Personal Trading Pre-Clearance Form (See Attachment A).  Employees that wish to transact in private placements or other limited offerings must also obtain pre-clearance by completing the Private Placement Request and Reporting Form (See Attachment B).  All pre-clearance requests must be submitted to the CCO.  If the CCO for EAM requests approval to execute a transaction, the transaction shall be reviewed by the CEO of EAM.  Once pre-clearance is granted, Employees may only transact in that security for the remainder of the day.  Employees that wish to transact in that security on the following or any other day, must again obtain pre-clearance from the CCO or, in the CCO’s absence, the Operations Manager.  Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted below.

Note: Employees personal trading accounts that are managed by EAM on a fully discretionary basis shall be treated in the same manner as Client accounts (i.e., executed at the same time and at the same price as Client accounts).  Employees are allowed to invest in EAM Value strategies through separate accounts or EAM sub-advised 1940 Act Funds. Employees are allowed to invest in EAM Core strategies through the Access Partners’ omnibus relationship or EAM sub-advised 1940 Act Funds. Personal discretionary trading portfolios either in separate accounts or in the omnibus accounts are not subject to the pre-clearance procedures discussed above. Pre-clearance is required for all transactions executed in the sub-advised funds. No pre-clearance is required for transactions in the omnibus accounts because EAM employees do not have the ability to effect allocations of securities in the individual underlying accounts that comprise the omnibus accounts

Non-Reportable Securities (Exempt Securities)

EAM requires Employees to provide periodic reports (see Reporting section below) regarding transactions and holdings in any security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end funds other than Reportable Funds (i.e., registered funds for which EAM or any other Business Entity acts as advisor or sub-advisor); and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Commodities, futures, and options traded on a commodities exchange, including currency futures, are not considered securities.  However, futures and options on any group or index of securities shall be considered securities. Any holdings that are not exempt are considered Reportable Securities.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•
Securities are held by members of an Employee’s immediate family sharing the same household.  Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law.  Adoptive relationships are included;

•	An Employee has an interest as a general partner in securities held by a general or limited partnership; and
•	An Employee has an interest as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by Employees of securities held by a trust:

•	Ownership of securities in a trust where either the Employee or members of the Employees’ immediate family have a vested interest in the principal or income of the trust;
•	Ownership of a vested beneficial interest in a trust; and
•	An Employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Employee to revoke the trust.

Reporting

Each Employee shall report his or her securities transactions and submit holdings reports, in accordance with the requirements set forth below, to ACA Compliance Group (“ACA”) via the CTS system.  The CTS system can be accessed through ACA’s website at the following address:  https://www.acacts.com/Login.aspx.  All Employees will receive a username and password in order to access CTS.

Quarterly Transaction Reports

Employees shall instruct their brokers/custodians to send duplicate broker account statements to the CCO.  The statements must be sent to the CCO, at a minimum, no later than thirty days after the end of each calendar quarter.  A form brokerage statement request letter is attached to this policy as Attachment C.

In addition, Employees shall report their private Reportable Securities transactions to ACA (via CTS) no later than thirty days after the end of each calendar quarter (CTS enables Employees to enter trades on a contemporaneous basis).  CTS requires that an Employee’s report include at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (A) the date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security involved; (B) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (C) the price of the Reportable Security at which the transaction was effected; (D) the name of the broker, dealer, or bank with or through which the transaction was effected; and (E) the date that the report is submitted.

Employees are reminded that they must also report all Reportable Securities transactions by members of their immediate family including spouse, children, and other members of the household in accounts over which the Employees have direct or indirect influence or control.

Initial and Annual Holdings Reports

New EAM Employees are required to report all of their private Reportable Securities holdings and all securities accounts in CTS not later than ten days after the commencement of their employment.  The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code of Ethics.

Existing Employees will be provided with a complete list of securities holdings on an annual basis that is based on transactions reported in CTS.  Employees must verify the accuracy of the holdings statements on or before February 14th of each year by attesting to the accuracy of the holdings in CTS.  The annual holdings report will be current as of December 31st.  Employees must also attest to the existence of the securities accounts on record in CTS.

Each holdings report (both the initial and annual) will contain: (A) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (B) the name of any broker, dealer, or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and (C) the date the Employee submits the report.

As noted above, Employees must report the name of any broker, dealer, or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit.  Please note that this requirement does not provide for any exemptions to the definition of a security.  Thus, if Employees have a beneficial interest in a Non-Reportable Security in an account that has not previously been reported, the name of the broker, dealer, or bank where these accounts are maintained must be reported.

Exceptions from Reporting Requirements

An Employee is not required to submit: (A) transaction or initial and annual holdings reports with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully-discretionary and over which such Employee has no direct or indirect influence or control), and (B) transaction reports with respect to transactions effected pursuant to an automatic investment plan.

Distributions In-Kind

In general, an Employee would not have any direct or indirect influence or control over a distribution in-kind that includes Reportable Securities.  Thus, a distribution in-kind transaction is not required to be reported.  However, after a distribution in-kind of a Reportable Security occurs, the Reportable Security must be reported on the Employee’s next annual holdings report (because at that point the Employee has control over the security).  Additionally, if the Reportable Security is sold by the Employee, the transaction must be reported on the subsequent quarterly transaction report.

Quarterly Trading Review

In addition to the requirement to pre-clear all Reportable Securities transactions, the CCO will perform a quarterly post transaction review of EAM Employees’ Reportable Securities transactions.  If the CCO for EAM executed any Reportable Securities transactions they shall be reviewed by the CEO of EAM.

If EAM discovers that an Employee is personally trading contrary to the policies set forth in this policy, the CCO shall meet with the Employee to review the facts surrounding the relevant transaction(s).  This meeting shall help EAM and the CCO determine if any remedial action is required.

Reporting Violations and Remedial Actions

EAM takes the potential for conflicts of interest caused by personal investing very seriously.  As such, EAM requires its Supervised Persons to promptly report any violations of the Code of Ethics to the CCO.  EAM’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of EAM’s Personal Security Transactions Policy is determined to have occurred,  the CCO may impose sanctions and take such other actions as deemed appropriate, including, without limitation:  requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading  rights or  suspension  of  employment (with or  without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing.  All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations.  Any profits forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this policy or in the imposition of any sanction against himself or herself.

SECTION VII
Political and Charitable Contributions and Public Positions

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions.  However, such activities could pose risks to an investment adviser.  For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related Clients.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•	Registered investment advisers;

•	Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private adviser” exemption provided by Section 203(b)(3) of the Advisers Act;

•	Firms that solicit clients or investors on behalf of the types of advisers described above; and

•	“Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value.  Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity.”2  This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member, executive officer, or other individual with a similar status or function;

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election.  An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within sixty days of being discovered.  The exception for returned contributions is available no more than twice per calendar year for advisers with fifty or fewer employees; advisers with more than fifty employees can rely on this exception three times per calendar year.  However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser.  However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker-dealer.

However, a registered investment adviser will fall outside of the definition of a “regulated person,” and will be ineligible to receive compensation for soliciting government entities, if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.3

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party.

Applicability of Rule 206(4)-5

The Pay-to-Play Rule applies equally to:

•	Advisers that directly manage the assets of a government entity (such as in a separate account);

•	Advisers that manage assets of a government entity in a private fund (such as a hedge fund, private equity fund, etc.); and

•	Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Political Contributions

Political contributions by Evercore Asset Management, LLC (“EAM”) or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using the attached Political Contribution Pre-Clearance form.  The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions.  The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of Clients; contributions for all other potential covered associates will be reviewed for the past two years. All documentation of such discussions if any will be retained by the CCO along with EAM’s Political Contribution Pre-Clearance forms.

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance.  However, Employees must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Evercore Asset Management, LLC, rather than its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution.  The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule.

Charitable Donations

Donations by Evercore Asset Management, LLC or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution.

Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office.  Employees may not hold a public office if it presents any actual or apparent conflict of interest with EAM’s business activities.

2 A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

3 Similar prohibitions are expected on broker-dealers pursuant to upcoming FINRA lawmaking.

SECTION VIII
Additional Policies of Conduct

Serving as Officers, Trustees, and/or Directors of Outside Organizations

Employees may, under certain circumstances and subject to the prior written approval of the CCO, serve as directors, trustees, or officers of outside organizations.  These organizations may include public or private corporations, partnerships, charitable foundations, and other not-for-profit institutions.  Employees may also receive compensation for such activities.  Employees seeking approval from the CCO for such activities shall complete the Request for Approval of Outside Activity Form included as Attachment D.

At certain times, EAM may determine that it is in its Clients’ best interests for an Employee(s) to serve as an officer or on the board of directors of an outside organization.  For example, a company held in Clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company.  Service with organizations outside of EAM may, however, raise regulatory concerns, including potential conflicts of interests and the possibility of accessing material, non-public information.

As an outside board member or officer, an Employee may come into possession of material non-public information about the outside company or other public companies.  It is critical that a proper information barrier be in place between EAM and the outside organization, and that the Employee does not communicate such information to other Employees.

As noted above, Employees are prohibited from engaging in such outside activities without the prior written approval of the CCO.  Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest.  Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and any necessary disclosures are made

NOTE – this policy does not apply to Employees who serve as a director or officer (or in a similar capacity) for any affiliated Business Entity.

Loans

No Employee may borrow funds from or become indebted to EAM unless the arrangement is disclosed in writing and the Employee receives prior approval from the CCO, except for normal expenses to be reimbursed by the Employee.  The CCO shall grant such approval only in cases of demonstrated hardship.  However, the CCO shall under no circumstances grant such approval to an executive officer, Partner, or other senior official.

Dealings with Government and Industry Regulators

EAM prohibits, absent CCO approval, payments of any kind by it, its Employees, or any agent or other intermediary to any government official, self-regulatory official, corporation, or other similar person or entity, within the United States or abroad.  Political contributions are exempted from this policy.

With the exception of political contributions, this policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances.  EAM encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

Improper Use of Evercore Property

No Employee may utilize property or services of Evercore, its principals or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO.  For this purpose, “property” means both tangible and intangible property, including Evercore and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.

Protection of Evercore’s Name

Employees should at all times be aware that Evercore’s name, reputation, and credibility are valuable assets and must be safeguarded from any potential misuse.  Care should be exercised to avoid the unauthorized use of Evercore’s name in any manner that could be misinterpreted to indicate a relationship between Evercore and any other entity or activity.

Employee Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

Gifts and Entertainment

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.  Employees must report all gifts and gratuities given or received in excess of $100 to the CCO by completing the Gifts Report form included as Attachment E.  Employees must receive prior written approval from the CCO for all gifts and gratuities given or received that exceed $100.

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, provided that the giver is present and the entertainment is not lavish or extravagant in nature.  If the estimated cost or value of the Employee’s portion of the entertainment is greater than $100, the Employee must report his/her attendance to the CCO on the attached Gifts Report form.

The CCO shall maintain a log of gifts and gratuities.

Gifts Given to Taft-Hartley Funds – Employees are reminded that notwithstanding this policy, if EAM manages Taft-Hartley funds, any gratuity provided by EAM to labor unions or union representatives that have an “interest” in the Taft-Hartley fund (including the members covered by the Taft-Hartley fund) in excess of $250 are required to be reported on Attachment E and Department of Labor Form LM-10.  Accordingly, EAM will monitor all gratuities as discussed and make the appropriate filings on DOL Form LM-10.

Charitable Contributions – Donations by EAM or Employees to charities with the intention of influencing such charities to become Clients of the Company are prohibited.  Employees must notify the CCO immediately if they perceive an actual or apparent conflict of interest in connection with any charitable contribution.

Disclosure and Record Keeping

Disclosure
EAM shall describe its Code of Ethics in Part II of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics.  All Client requests for EAM’s Code of Ethics shall be directed to the CCO.

Recordkeeping
EAM shall maintain records in the manner and to the extent set forth below.  Such records shall be available for examination by representatives of regulatory authorities or EAM’s management.

•	A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•
A record of any violation of this Code of Ethics and of any action taken as a result of such  violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•
A record of all written acknowledgments (annual certifications) as required by EAM’s Regulatory Compliance Manual for each person who is currently, or with the past five years was, a Supervised Person of EAM;

•
A copy of each report made pursuant to this Code of Ethics by an Employee, including any information provided in lieu of reports, shall be preserved by EAM for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; and

•
A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for  reviewing  these reports, shall be maintained in an easily accessible place.

RESPONSIBILITY

The CCO will be responsible for administering the Code of Ethics.  The CCO or a delegee shall provide each Supervised Person with a copy of the Code of Ethics and any subsequent amendments thereto and will obtain from such persons a written acknowledgment of receipt thereof.  All questions regarding this policy should be directed to the CCO.

Attachment A

Personal Trading Pre-Clearance Form

The purpose of this pre-clearance form is to document that the proposed transaction is not a conflicting transaction.  Pre-clearance must be granted prior to placing a trade and is only good for the day of the approval.

1.           Buy                        Sell                       Short

2.           Security

3.           Common Stock                                            Option                       Debt                       Other

4.           Symbol

5.           Number of Shares/Contracts/Principal

6.	Brokerage Account Number

Custodian

7.	Employee has no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of EAM policy or securities laws.

Employee                                                                                     (PRINT NAME)

Signed
Date

Reason for Approval (to be completed by the CCO):

By signing below, the individual verifies that the proposed transaction described above does not violate EAM’s Personal Security Transaction Policy.

Chief Compliance Officer                                                                                                Date

Attachment B

Private Placement Request and Reporting Form

Name of Issuer:                                ___________________________________

Type of Security:                                ___________________________________

By signing below, I certify and acknowledge the following:

1.	I am not investing in this Private Placement to profit improperly from my position as an EAM Employee;

2.	The investment opportunity did not arise by virtue of my activities on behalf of an EAM client; and

3.	To the best of my knowledge, no EAM Clients have any foreseeable interest in purchasing this Security.

4.
If I am seeking to invest in an unregistered investment fund, the investment strategy pursued by the fund is dissimilar from the investment strategy(ies) generally pursued by EAM.  Describe below if otherwise:

___________________________________________________________________

Furthermore, by signing below, I certify that I have read EAM’s Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy.  I understand EAM reserves the right to direct me to rescind a trade even if approval is granted.  I also understand that a violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.  I have provided all offering materials related to this proposed investment to the CCO at her request.

Date:           _____________                                Signature:                      ___________________________________

Print Name:                      ___________________________________
Internal Use Only

_____  Approved                                           _____  Not Approved                                                      Person Approving  ____________

Reasons Supporting Decision to Approve/Not Approve:  ________________________________

______________________________________________________________________________

______________________________________________________________________________

Attachment C

Sample of Brokerage Statement Request Letter

<DATE>

<NAME OF CUSTODIAN>
<ADDRESS>
<CITY, STATE ZIP>

Re:           Account No.

Account Name

Dear <NAME>,

As of <DATE>, please send monthly brokerage account statements for the above named account to:
Evercore Asset Management LLC
Attn: Margot Nones
55 East 52nd Street, 43rd Floor
New York, New York 10055

If you have any questions or concerns, please feel free to contact me at <TELEPHONE>.  Thank you for your immediate attention to this matter.

Sincerely,

<Name>

cc:           <Name>

Attachment D

Request for Approval of Outside Activity Form

The undersigned hereby requests approval for participation in the following outside activity:

Name and address of the company or organization:

Nature of the organization’s primary business or purpose:

Is this a public company?  (YES/NO)  If YES, stock symbol:

Complete description of your anticipated role with organization:

Describe any compensation you will receive:

If this request for approval is granted:

➢	I agree to notify the Chief Compliance Officer of any change in the above information.

➢
I agree, for private or not-for-profit organizations, to seek approval to retain my position, as described above, if the organization decides to offer securities to the public, or ceases to maintain its not-for-profit status.

➢	I am aware of no other employees who are officers or directors of the organization noted above.

➢
I agree to adhere to the insider trading policies of Evercore Asset Management, LLC and the organization, and not to communicate any material non-public information in my possession regarding the organization to Evercore’s investment advisory or research staff.

Signature of Employee:                                                                                                Date:

Approved By:                                                                                                Date:

Attachment E

Gift Report

Employee(s) receiving/giving the gift:

Describe the gift:

Approximate total dollar amount of the gift: $

Receiver/giver of the gift:

Is the receiver of the gift an individual or entity that is associated with a Taft-Hartley Fund?

Yes                        No

Has Employee received/given additional gifts from receiver/giver within the past 12 months?  If yes, list the gifts received/given and the approximate value of the Gifts:

Relationship of receiver/giver to EAM and/or Employee(s):

Reason (if known) the gift will be given by/given to EAM and/or Employee(s):

Compliance Use Only

Approved                      Not Approved

Person Approving

Reasons Supporting Decision to Approve/Not Approve:

Attachment F

Political Contribution Pre-Clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Employee’s Name:                                                          Title:

Name of person or entity making the contribution (if other than Employee):

Recipient’s Name:                                                         Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate?       Yes    No     If no, explain:

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where Evercore Asset Management, LLC is providing or seeking government business.

Date of contribution:                                   Signature:

Chief Compliance Officer Use Only

              Approved                                       Not Approved

Reviewed by:                                                                                                                                                    Date:  ____________________________

If contribution is a triggering contribution, how many such contributions have occurred in the past 12 months?
(If Evercore Asset Management, LLC employs more than 50 people, three triggering contributions may occur in a calendar year, otherwise two are permissible.) If employee has made a triggering contribution in the past, the request must be denied.